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HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP                      FOR IMMEDIATE RELEASE

CONTACT:    CHARLES W. CLAYTON
PHONE:      (864) 231-1211
FACSIMILE:  (864) 225-4421


HAMPSHIRE  EXECUTES ON EXPANSION  STRATEGY INTO "MASS  MERCHANT  RETAIL"  MARKET
                THROUGH ACQUISITION OF ASSETS FROM SHANE-HUNTER

Anderson, SC, January 5, 2006...Hampshire Group, Limited announced today that it has acquired substantially all of the assets of Shane-Hunter, Inc. from its founders. Shane-Hunter, which is, and will continue to be, based in San Francisco, California, is predominantly engaged in the sale of juniors' apparel to mass merchant retailers. The principals of Shane-Hunter, Wayne Malen and Michael Thaler, will continue with the business as its co-Presidents, and their design, sales, production and support team will be remaining with the business and will continue to run its day-to-day operations.

Shane-Hunter  was  founded  in 1988.  Since  that  time,  it has  established  a reputation for providing well-designed fashion at an affordable price. Shane-Hunter designs, sources and sells apparel in childrens, juniors, missy, petites and maternity sizes to mass merchant retailers, including Target and Mervyn's, under its own Aqua-Blues(R) label, as well as the labels of its customers.

Wayne Malen remarked that "All of us at Shane-Hunter are extremely excited about the opportunities now available to us through the financial support and sourcing network of Hampshire. We believe our business has real growth potential and we now have the ability to aggressively go after those opportunities." Mike Thaler added that, "Hampshire's reputation as a company that will not compromise on its philosophy of exceeding its customers' expectations for quality, value and service will help to open even more doors for us."

Commenting on the acquisition, Ludwig Kuttner, Hampshire's Chairman and Chief Executive Officer, stated, "We intend to be wherever our consumer shops. Shane-Hunter's longstanding reputation of providing fashion right product at a great value to discerning customers represents a significant opportunity for Hampshire to enhance its existing mass-market distribution channels. As the market share of mass-market retailers has grown significantly in recent years, they have come to represent a market opportunity deserving of increased attention. In keeping with our diversification and expansion strategy, we are pleased to expand our product line into the juniors' market on a significant scale, which we believe will provide Hampshire with extended customer reach and sourcing efficiencies."

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.

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     Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.